Exhibit 10.2

Talend

2020 Free share plan

Approved by the Board of Directors on August 4, 2020

Table of contents

1.	Implementation of the free share plan		1
2.	Definitions		1
3.	Purpose		3
4.	Beneficiaries		3
5.	Notice of the Grant of the Shares		3
6.	Vesting Period		4
	6.1.	Principle	4
	6.2.	Internal mobility	5
	6.3.	Disability	5
	6.4.	Death	5
	6.5.	Retirement	5
	6.6.	Change in Control	6
7.	Holding Period		8
	7.1	Principle	8
	7.2	Specific situations	8
8.	Characteristics of the Shares		8
9.	Delivery and holding of the Shares		9
10.	Intermediary operations		9
11.	Adjustment		10
12.	Amendment OF the 2020 Plan		10
	12.1	Principle	10
	12.2	Notice of the amendments	10
13.	Tax and social rules		10
14.	Miscellaneous		11
	14.1	Rights of Beneficiary in his or her capacity of employee or officer	11
	14.2	Term of the 2020 Plan	11
	14.3	Applicable law - Jurisdiction	11
	14.4	Provisions Applicable to Beneficiaries Located Outside of France	11

1.Implementation of the free share plan

Pursuant to a decision dated June 30h, 2020, the combined ordinary and extraordinary general shareholders’ meeting of Talend, a French société anonyme, registered with the French Registry of commerce and companies under number 484 175 252 R.C.S. Nanterre (hereafter referred to as the "Company"), authorized the board of directors of the Company (hereafter referred to as the “Board of Directors”) to grant restricted stock units (“RSUs”) (referred to under French law as free shares) of the Company to the benefit of corporate officers or to certain categories of corporate officers of the Company who meet the conditions set forth by Article L. 225-197-1 II of the French commercial code or employees or to certain categories of employees of the Company and/or of companies or economic interest groups whose share capital or voting rights are held, directly or indirectly, by more than ten percent (10%) by the Company at the date of grant of such shares.

The Board of Directors decided on August 4, 2020, pursuant to the abovementioned authorization of the shareholders’ general meeting and after review and approval by the Compensation Committee of the Board of Directors (the “Compensation Committee”), to adopt this free share plan of the Company setting forth the conditions and criteria for the grant of such shares (hereafter referred to as the "2020 Plan").

2. Definitions

Under the 2020 Plan, the following capitalized terms and expressions used in the 2020 Plan shall have the meaning ascribe to them below:

"Beneficiaries"	means the person(s) to whom the Board of Directors decided to Grant free shares as well as, as the case may be, his or her estate.
"Bylaws"	means the bylaws of the Company as in force from time to time.
"Cause"
means the occurrence of any of the following: (i) an act of dishonesty ("déloyauté") made by the Beneficiary in connection with the Beneficiary’s responsibilities as an employee, (ii) the Beneficiary’s conviction of, or plea of nolo contendere to, a felony or any crime involving fraud, embezzlement or any other act of moral turpitude, (iii) the Beneficiary’s violation of any federal, state, or securities law or regulation in a manner detrimental to the business of any member of the Group or of any federal, state, or securities law or regulation applicable to the business of any member of the Group, (iv) the Beneficiary’s unauthorized use or disclosure of any proprietary information or trade secrets of the Group or any other party to whom the Beneficiary owes an obligation of nondisclosure as a result of the Beneficiary’s relationship with the Group, (v) the Beneficiary’s willful and gross misconduct that is or could be materially injurious to any member of the Group; (vi) a material breach of any confidentiality agreement or invention assignment agreement between Beneficiary and any member of the Group, or (vii) the Beneficiary’s continued failure to perform the Beneficiary’s employment duties (other than a failure resulting from the Beneficiary’s “Disability”) after the Beneficiary has received a written demand of performance from the Company which specifically sets forth the factual basis for the Company’s belief that the Beneficiary has not substantially performed the Beneficiary’s duties and has failed to cure such non-performance to the Company’s satisfaction within 10 business days after receiving such notice.

"Change in Control"
means any of the following events: (i) a merger of the Company into another corporation which is not controlled by the shareholders controlling the Company immediately before the completion of the relevant merger, (ii) the sale by one or several shareholders of the Company, acting alone or in concert, to any acquirer of a number of Shares resulting in a transfer of more than fifty percent (50%) of the Shares and voting rights of the Company to said acquirer, or (iii) the sale of all or almost all assets of the Company to any acquirer which are not controlled by the Company or its shareholders.

"Change in Control Period"	means the period beginning three months prior to and ending 12 months following the Change in Control.
"Disability"
means the disability of a Beneficiary corresponding to the second or third categories set forth in article L. 341-4 of the French social security code[1] (or any equivalent fault under applicable employment legislation). A Beneficiary shall not be considered to have incurred a Disability unless he or she furnishes proof of such impairment sufficient to comply with the above definition and satisfy the Company in its discretion

"Grant"
means the decision of the Board of Directors to grant free Shares (actions gratuites) to Beneficiary(ies) under the 2020 Plan; provided that such Grant shall constitute a right to acquire Shares for free upon expiration of their Vesting Period subject to compliance with the terms and conditions of the 2020 Plan and the Grant Notice.

"Grant Date"	means the date when the Board of Directors decided to grant free Shares (actions gratuites) under the 2020 Plan.
"Grant Notice"	means, in case of a Grant, the information notice sent by the Company to the relevant Beneficiaries in order to inform them of the Grant to them of free Shares by the Company under the 2020 Plan, as set forth in Article 5 of the 2020 Plan (including any applicable exhibits and appendices attached thereto).

"Group"	means the Company together with all its affiliated entities within the meaning of Article L. 225-197-2 of the French commercial code.
"Holding Period"	means, with respect to a free Share granted to a Beneficiary under the 2020 Plan, the period (if any) starting from its Vesting Date as set forth in such Beneficiary’s Grant Notice.
“Involuntary Termination”	means the termination of the Beneficiary’s Presence by the Company or any of the companies of the Group without “Cause” (and not by reason of the Beneficiary’s death or Disability).
"Presence"	means the presence of the Beneficiary in his or her capacity as an employee and/or corporate officer of the Company or of any of the companies of the Group.
"Shareholders’ Authorization"	means the authorization granted by the shareholders of the Company, at its meeting held on June 30th, 2020, pursuant to its twentieth resolution, to the Board of Directors to grant free Shares.
"Shares"	means the ordinary shares issued or to be issued by the Company representing its share capital, whether any such shares are represented by American Depository Receipts (“ADRs”) or not.
"Vesting Date"	means, with respect to a free Share granted to a Beneficiary under the 2020 Plan, the date when such free Share is definitively acquired by the relevant Beneficiary as set forth in his or her Grant Notice.

"Vesting Period"	means, with respect to a free Share granted to a Beneficiary under the 2020 Plan, the period from the Grant Date to the Vesting Date as set forth in the Grant Notice of the relevant Beneficiary.
[1] Note : As at the date of adoption of this 2020 Plan by the Board of Directors, the second or third categories of disable persons set forth in article L. 341-4 of the French social security code are as follows: (i) a disable person unable to carry out any responsibilities and functions or (ii), in addition to being disable under (i) above, a disable person forced to call upon a third party in order to carry out the tasks necessary for everyday life.

3. Purpose

The purpose of the 2020 Plan is to set forth the terms and conditions for the Grant of free Shares in compliance with notably articles L. 225-197-1 et seq. of the French commercial code and the Shareholders’ Authorization.

4. Beneficiaries

Pursuant to the Shareholders’ Authorization, the Board of Directors shall (i) select the list of Beneficiaries among the officers and/or employees of the Company and/or of companies or economic interest groups whose share capital or voting rights are held, directly or indirectly, by more than ten percent (10%) by the Company at the date of grant of such shares and (ii) determine the number of free Shares granted to each of them.

The Grant may be subject, for each Beneficiary, to the agreement of the competent authorities (in particular the regulatory and market surveillance authority, the authorities competent to control foreign exchange and foreign investment or the tax authorities) of the country in which its employer has its registered office and to compliance with the applicable legal and regulatory provisions, in particular stock exchange regulations.

The Beneficiaries shall not be liable for any subscription payment to the Company.

5. Notice of the Grant of the Shares

In case of a Grant, a Grant Notice must be sent to each relevant Beneficiary by the Board of Directors (or by any delegate thereof) by registered mail (postage prepaid, return receipt requested), by electronic delivery managed by a qualified e-certification provider (prestataire de services de certification électronique) or by hand delivery with acknowledgement of receipt, together with a copy of the 2020 Plan and of the Company's articles of association, which notice shall specify, in particular, the number of Shares granted for free to the Beneficiary, their Vesting Period and, as the case may be, their Holding Period, as well as any country-specific provisions applicable to the Grant pursuant to Article 14.3 below.

The Beneficiary shall acknowledge receipt of the Grant Notice, the 2020 Plan and of the Company's articles of association. To this end, the Beneficiary shall sign (by electronic means if so decided by the Company)copies of these documents within thirty (30) days from the date of receipt, the documents being deemed to have been received by Beneficiary on the date of first delivery.

Any Beneficiary who did not expressly accept the grant within the prescribed period shall be deemed to have definitively waived them without being entitled to any compensation or indemnification from his employer, the Company or any of the Group companies.

In accordance with the provisions of article L. 225-197-1 II of the French Commercial Code, no Beneficiary holds more than 10% of the Company's share capital as at the Grant Date. In addition, no free Shares may result in the Beneficiary holding more than 10% of the Company's share capital following the transfer of ownership of the Shares.

The fact that a person may benefit from the 2020 Plan does not imply that he or she shall benefit from any other plan that may be implemented thereafter.

6. Vesting Period

6.1. Principle

Any free Share granted under the 2020 Plan shall be definitively acquired by the relevant Beneficiary upon expiration of its Vesting Period, subject to the following conditions being met on the Vesting Date (or such other date, as may be set forth in the Grant Notice):

–continued Presence of the relevant Beneficiary during the Vesting Period (or such shorter period as may be set forth in the Grant Notice) (the “Continuous Presence Condition”); provided that, unless otherwise specified in his or her Grant Notice, should the Continuous Presence Condition no longer be met during the relevant Vesting Period, the relevant Beneficiary shall definitely and irrevocably lose his or her right to acquire the relevant Shares granted to him or her on the date when such condition is no longer met; and

–as the case may be, satisfaction of performance conditions (the “Performance Conditions”) to be determined by the Board of Directors, in its sole discretion, and set forth in the Grant Notice of the relevant Beneficiary;

provided that, at any time during a Vesting Period, the Board of Directors may, in its sole discretion, decide to waive and release the relevant Beneficiary of the Continuous Presence Condition and/or, as the case may be, the Performance Conditions with respect to all or part of his or her free Shares; and

provided further that, pursuant to article L. 225-197-1 of the French commercial code, with respect to any free Share granted under the 2020 Plan: (a) the Vesting Period should be equal to at least one year and (b) the total duration of its Vesting Period and the Holding Period (if any) shall be equal to at least two years from the Grant Date (e.g., in case there is no Holding Period, the Vesting Period shall be equal to at least two years from the Grant Date).

For purposes of the Continuous Presence Condition, should the relevant Beneficiary be at the same time an employee and a corporate officer of the same company or of two or more companies of the Group, the loss of one or more but not all of these functions during a Vesting Period shall not result in the loss of the right to acquire the relevant free Shares at the end of the relevant Vesting Period.

Pursuant to Article L. 225-197-3 of the French commercial code, during a Vesting Period, the Beneficiaries hold against the Company a right to acquire the relevant free Shares granted to him or her, which right is personal and may not be transferred until the end of the relevant Vesting Period.

Prior to the completion of a Vesting Period of free Shares, the Beneficiaries do not own the relevant free Shares granted to them and, thus, are not shareholders of the Company with respect to such Shares, nor do they hold any rights attached to the existing Shares issued by the Company, including that prior to the completion of a Vesting Period of free Shares, no holder of free Shares will be entitled to receive any dividends or other distributions paid with respect to the free Shares.

6.2 Internal mobility

In the event of transfer or temporary assignment of the Beneficiary within a company of the Group during a Vesting Period, resulting in (i) the termination of the initial employment agreement or arrangement and the entering into of a new employment agreement or arrangement or of a position as corporate officer, and/or (ii) a resignation of the Beneficiary from his or her position as corporate officer and the acceptance of a new position of corporate officer or the entering into of a new employment agreement or arrangement in one of such companies, the Continuous Presence Condition of the relevant Beneficiary shall be deemed satisfied for purposes of Article 6.1 above so that the relevant Beneficiary shall retain his or her right to acquire free Shares at the end of the relevant Vesting Period.

6.3 Disability

In the event of Disability before the end of a Vesting Period, all the relevant free Shares shall be definitively acquired by the relevant Beneficiary on the date of his or her Disability, provided that such request shall be notified to the Company within six (6) months by the Beneficiary or by his or her legally authorized representative.

6.4 Death

In the event of death of a Beneficiary during a Vesting Period, the relevant free Shares shall be definitively acquired on the date of a request for acquisition (demande d'attribution des actions) notified to the Company by his or her estate; provided that such request shall be notified to the Company within six (6) months from the date of death of the relevant Beneficiary in compliance with Article L. 225-197-3 of the French commercial code.

6.5 Retirement

In the event of retirement with full benefits, as determined by local law, of a Beneficiary during a Vesting Period, the Board of Directors of the Company may decide, effective on the date of such retirement, that all or part of the conditions set forth in Article 6.1 applicable to the relevant Beneficiary pursuant to his or her Grant Notice shall be waived or deemed met for all or part of the relevant Shares granted to him or her; provided, however, that the Continuous Presence Condition of the relevant Beneficiary shall have been satisfied between the Grant Date of the relevant free Shares and the date of his or her retirement.

6.6 Change in Control

Unless otherwise provided by the Board of Directors, an agreement between a Group company and the Beneficiary or in the applicable Grant Notice, in the event of a Change in Control:

(i)  Where the successor corporation or parent or subsidiary of the successor corporation does not agree to assume or substitute for any outstanding Grant, for each Grant that is not assumed or substituted for and for which the consummation of the Change in Control occurs, should the Change in Control occur before the first anniversary of the Grant Date: all the Shares shall become fully and definitely acquired by the relevant Beneficiary on the first anniversary of the Grant Date; provided that (a) the Continuous Presence Condition shall be satisfied on the first anniversary of the Grant Date, (b) if not satisfied earlier, the Performance Conditions (if any) shall be satisfied automatically as if the Performance Conditions were achieved at target levels of performance on the first anniversary of the Grant Date, and (c) the relevant Shares shall be automatically subject to a mandatory additional 1-year Holding Period starting on the first anniversary of the Grant Date.

(ii)  Where the successor corporation or parent or subsidiary of the successor corporation does not agree to assume or substitute for any outstanding Grant, for each Grant that is not assumed or substituted for and for which the consummation of the Change in Control occurs, should the Change in Control occur on or after the first anniversary of the Grant Date: all the Shares shall become fully and definitely acquired by the relevant Beneficiary on the date of completion of the Change in Control (such date being the Vesting Date for purposes of this paragraph (ii)); provided that, should the date of completion date of the relevant Change in Control occur between the first and the second anniversary of the Grant Date, (a) the Continuous Presence
Condition shall be satisfied on the completion date of the Change in Control, (b) if not satisfied earlier, the Performance Conditions (if any) shall be satisfied automatically as if the Performance Conditions were achieved at target levels of performance on the completion date of the Change in Control and (c) the relevant Shares shall be, if applicable, automatically subject to a mandatory additional Holding Period starting on the completion date of the Change in Control until the second anniversary of the Grant Date.

(iii) Notwithstanding anything in Article 6.6(i) or (ii) to the contrary, and except as would otherwise result in adverse tax consequences under Section 409A of the U.S. Internal Revenue Code (“Section 409A”), at any time prior to the completion date of the Change in Control, the Board of Directors may, in its sole discretion, provide for different treatment of free Shares in connection with a Change in Control, including, without limitation, cancelling all or part of the free Shares not yet acquired and paying instead to the relevant Beneficiaries a gross indemnity equal to the number of relevant free Shares (and Performance Conditions (if any) shall be satisfied automatically as if the Performance Conditions were achieved at target levels of performance) times the price per Share paid by the acquirer in the Change in Control, subject to such conditions as the Board of Directors determines in its discretion. The Board of Directors shall not be required to treat all Grants similarly for purposes of this Article 6.6.

(iv) For the purposes of this Article 6.6, a Grant will be considered assumed or substituted if, (a) following the Change in Control, the Grant confers the right to receive, for each Free Share subject to the Grant immediately prior to the Change in Control, the consideration (whether stock, cash, or other securities or property) or the fair market value, as determined by the Board of Directors in good faith, of the consideration received in the Change in Control by holders of ordinary shares of the Company for each such share held on the effective date of the transaction; provided, however, that if such consideration received in the Change in Control is not solely common stock or ordinary shares of the successor corporation or its parent, the Board of Directors may, with the consent of the successor corporation, provide that the consideration to be received for each Free Share shall be solely common stock or ordinary shares of the successor corporation or its parent equal in fair market value, as determined by the Board of Directors in good faith, to the per share consideration received by holders of ordinary shares of the Company in the Change in Control; (b) any securities of the successor corporation or its parent forming part of the Grant following the Change in Control are freely tradable on a major stock exchange; and (c) the Grant otherwise remains subject to the same terms and conditions that were applicable to the Grant immediately prior to the Change in Control.

Unless a Beneficiary is a party to a contract with the Company or any member of the Group providing for more favorable benefits, where the successor corporation or parent or subsidiary of the successor corporation does agree to assume or substitute for any outstanding Grant, in the event that an Involuntary Termination of a Beneficiary occurs within the Change in Control Period, and subject to the terms of the following paragraph (a) the Continuous Presence Condition shall be satisfied on the 55th day following such Involuntary Termination (or, if later and if necessary to satisfy any applicable Laws, the first anniversary of the Grant Date), (b) if not satisfied earlier, the Performance Conditions (if any) shall be satisfied automatically as if the Performance Conditions were achieved at target levels of performance on the 55th day following such Involuntary Termination (or, if later and if necessary to satisfy any applicable Laws, the first anniversary of the Grant Date), and (c) to the extent necessary to satisfy any applicable laws, the relevant Shares (or any securities substituted therefor) shall be automatically subject to a mandatory additional 1-year Holding Period starting on the first anniversary of the Grant Date; provided, however, that, if, under applicable law, it is not permitted to provide for different treatment depending on the cause of termination, then the provisions set forth above in this paragraph applicable to the Involuntary Termination will apply to all cases of termination.

The receipt of the benefits set forth in the immediately preceding paragraph is subject to the Beneficiary signing and not revoking the Company’s then-standard separation agreement and release of claims (which may include an agreement not to disparage any member of the Group, non-solicit provisions, and other standard terms and conditions) (the “Release” and such requirement, the “Release Requirement”), which must become effective and irrevocable no later than the 60th day following the Beneficiary’s Involuntary Termination (the “Release Deadline”). In addition, with respect to any Beneficiary that is a U.S. taxpayer, to the extent the benefits under the preceding paragraph qualify as deferred compensation under Section 409A, they will not be provided until the Beneficiary has a “separation from service” (within the meaning of Section 409A) and if the Beneficiary is a “specified employee” within the meaning of
Section 409A, then the benefits will be delayed to the extent necessary to avoid the imposition of the additional tax imposed under Section 409A, which means that the Beneficiary will receive payment on the date that is six months and one day following the Beneficiary’s separation from service, or, if earlier, the Beneficiary’s death. Each benefit is intended to constitute a separate payment for purposes of U.S. Treasury Regulation Section 1.409A-2(b)(2).

7. Holding Period

7.1 Principle

During a Holding Period of free Shares, if any, the relevant Beneficiaries will be the owner of the free Shares granted under the 2020 Plan and will be shareholders of the Company. As a consequence, they will benefit from all the rights granted to shareholders of the Company.

However, the free Shares shall not be available during a Holding Period and the Beneficiaries may not transfer or pledge the Shares, by any means, or convert them into bearer form.

At the end of a Holding Period, the relevant Shares will be fully available, subject to the provisions of the following paragraph.

If and when the Company’s shares become listed on a regulated market, at the end of a Holding Period, the free Shares granted under the 2020 Plan may not be transferred during the “black-out” periods set forth in Article L. 225-197-1 of the French commercial code, i.e., as currently provided:

–within a period of thirty (30) calendar days before the disclosure of an interim financial report or an annual report that the Company is required to make public;

–by the members of the board of directors or supervisory board, by the members of the management board or performing the duties of managing director or deputy managing director and by employees having knowledge of inside information, within the meaning of Article 7 of Regulation (EU) No 596/2014 of the European Parliament and of the Council of 16 April 2014 on market abuse (Market Abuse Regulation) and repealing Directive 2003/6/EC of the European Parliament and of the Council and Commission Directives 2003/124/EC, 2003/125/EC and 2004/72/EC, which has not been made public.

7.2 Specific situations

As an exception to the second paragraph of Article 7.1 above, the free Shares granted to the Beneficiaries referred to in Article 6.3 above or to the beneficiaries of a deceased Beneficiary referred to in Article 6.4 above may be freely transferred as from the date when the relevant Shares become acquired pursuant to Article 6.3 or 6.4, as applicable.

8. Characteristics of the Shares

The Shares definitively acquired shall be, at the Company’s option, new ordinary shares to be issued by the Company or existing ordinary Shares acquired by the Company.

As from its Vesting Date, an acquired Share shall be subject to all the provisions of the Bylaws.

An acquired Share shall be assimilated to existing ordinary shares of the Company and shall benefit from the same rights as from its Vesting Date.

In compliance with article L. 225-197-1, II of the French commercial code, the Board of Directors has determined that, should a Beneficiary be an officer of the Company (i.e., managing director (directeur général) or deputy managing director (directeur général délégué), the relevant Beneficiary shall keep in registered form
(nominatif pur) at least 10% of his or her free Shares until the termination of his or her functions as officer of the Company.

9. Delivery and holding of the Shares

At the end of a Vesting Period, the Company shall deliver to the Beneficiary the relevant free Shares granted under the 2020 Plan provided that the applicable conditions provided by Article 6 above are met.

If a Vesting Date is not a working day, the delivery of the Shares shall be completed the first working day following the end of the relevant Vesting Period.

The Shares that may be acquired under the 2020 Plan will be held, during the Holding Period (if any), under the registered form (nominatif pur) in an individual account opened in the name of the relevant Beneficiary at BNP Paribas Securities Services with a mention that they cannot be transferred prior to the expiration of the Holding Period (if any).

Upon request, each Beneficiary shall receive a certificate of account registration;

If and when the Company becomes listed on a regulated market , at the end of a Holding Period (or the end of a Vesting Period if there is no Holding Period), the relevant Shares will have to remain under the nominative form (nominatif pur) at BNP Paribas Securities Services until the time they are transferred to make sure that the restrictions set forth in the last paragraph of Article 7.1 above are complied with. The conversion of the Shares in another form (bearer form or nominatif administré) is not allowed under the rules of the 2020 Plan.

In the event that, as a consequence of the Grant of free Shares under the 2020 Plan, the Company or any of the companies of the Group shall be compelled to pay taxes, social costs or any other social security taxes or contributions in the name and on behalf of a Beneficiary, the Company retains the right to postpone or to forbid the delivery of the Shares on the Vesting Date until the relevant Beneficiary has paid to the Company or to the relevant company of the Group the amount corresponding to these taxes, social costs, or social security taxes or contributions.

10. Intermediary operations

In the event of an exchange of shares of the Company without payment in cash (soulte) resulting from a merger or spin-off of the Company completed in compliance with the applicable laws during a Vesting Period or a Holding Period, the parties receiving the shares of the Company in the relevant transaction shall substitute to the Company for purposes of the free Shares granted under the 2020 Plan and the terms and conditions of the 2020 Plan, including in particular the durations of the Vesting Period and of the Holding Period (if any) shall survive and apply to the rights and shares received by the Beneficiaries from the relevant receiving parties in compliance with article L. 225-197-1 III of the French commercial code.

Further, provisions of the previous paragraph shall apply mutatis mudandis in case of an exchange of shares of the Company resulting from a tender offer, a division or a grouping of shares completed during the Holding Period (if any) in compliance with applicable laws.

11. Adjustment

Should the Company proceed, during a Vesting Period, to an amortization, to a decrease of its share capital, to an amendment of the allocation of its profits among its shareholders, to a grant of free Shares to all its then existing shareholders, to a capitalization of reserves, profits or issue premiums, to a distribution of reserves or to any issue of equity securities or giving right to the allocation of equity securities including a preferential subscription right reserved to the shareholders, the maximum number of Shares granted under the 2020 Plan may be adjusted in order to take into account the impact of such operation by application, mutatis mutandis, of the adjustment provisions set forth under applicable French law to the holders of stock options (options de souscription ou d’achat d’actions).

Each Beneficiary shall be notified to the Beneficiaries by any written means, including by regular mail, fax or e-mail of the terms of the relevant adjustment and of the consequences on the free Shares granted to him or her under the 2020 Plan; provided that the additional new free Shares which would be granted to him or her as a result of such adjustment shall be governed by the 2020 Plan.

12. Amendment OF the 2020 Plan

12.1 Principle

The 2020 Plan may be amended by the Board of Directors at any time; provided that no amendment, alteration, suspension or termination of the 2020 Plan shall impair the rights of any Beneficiary without the prior written consent of the relevant Beneficiary.

In case of any amendment during a Vesting Period, the amended provisions shall apply to the Beneficiaries of the Shares effective on the date of the decision to amend the 2020 Plan taken by the Board of Directors or, if applicable, the written consent of the Beneficiary.

12.2 Notice of the amendments

Any amendment to the 2020 Plan shall be notified to the Beneficiaries by any written means, including by regular mail, fax or e-mail.

13. Tax and social rules

The Beneficiary shall bear all taxes and costs imposed on him or her under applicable laws in connection with the Grant of free Shares to him or her under the 2020 Plan and shall pay such taxes and costs when due.

Each Beneficiary shall be solely liable with respect to any filing imposed on him or her in connection with the Grant of the free Shares to him or her under the 2020 Plan.

14. Miscellaneous

14.1 Rights of Beneficiary in his or her capacity of employee or officer

Neither the 2020 Plan nor any right granted to a Beneficiary in connection with the Grant of free Shares shall confer upon such Beneficiary any right with respect to continuing the Beneficiary's employment or his term of office with the Company or any company of the Group, nor shall they interfere in any way with the Beneficiary's right or the Company's or company of the Group's right, as the case may be, to terminate or amend such employment or such term of office at any time, with or without cause.

14.2 Term of the 2020 Plan

The 2020 Plan shall have the duration necessary to fulfil the obligations set out therein.

14.3 Applicable law - Jurisdiction

This 2020 Plan and the Grant Notice are, for their validity, interpretation and execution, subject to French law. The relevant court of the registered office of the Company shall be exclusively competent to determine any claim or dispute arising in connection herewith.

The provisions of this 2020 Plan and of the Grant Notice shall be interpreted in accordance with the legislation in France.

In the event that one of the clauses is potentially or entirely deemed null and void and unwritten, the other provisions of this Plan shall continue to have full effect.

14.4 Provisions Applicable to Beneficiaries Located Outside of France

To facilitate compliance with laws and the administration of the 2020 Plan in countries outside of France, the Board of Directors may (i) establish subplans and modify the terms and conditions of, as well as the procedures and rules applicable to, Grants of free Shares to Beneficiaries residing and/or providing services outside of France and in particular locations, and (ii) take any action, before or after Grant is made, that it deems advisable to obtain approval or comply with any necessary local governmental regulatory exemptions or approvals. Without limiting the generality of the foregoing, the Board of Directors may adopt rules, procedures and subplans with provisions that (A) limit or modify rights on eligibility to receive a Grant under the 2020 Plan or rights applicable upon death, disability, retirement, termination of employment and Change in Control, and (B) address the payment of income tax, social insurance contributions and payroll taxes, withholding procedures and handling of any indicia of ownership of the Shares which may vary with local requirements.

Acknowledgement of 2020 Plan

By accepting a Grant under the 2020 Plan through the Company's electronic acceptance procedure, the Beneficiary represents that he or she has been provided with a copy of the 2020 Plan which he or she has perused and acknowledges and agrees that the provisions of the 2020 Plan apply to and are enforceable against him or her.